Exhibit 99.1

Soligenix Reports First Quarter 2013 Financial Results
 and Highlights Recent Accomplishments

Princeton, NJ – May 3, 2013 – Soligenix, Inc. (OTCQB: SNGX) (Soligenix or the Company), a clinical stage biopharmaceutical company focused on developing products to treat inflammatory diseases and biodefense countermeasures where there remains an unmet medical need, announced today its financial results for the quarter ended March 31, 2013.

Soligenix’s revenues for the quarter ended March 31, 2013 were $0.9 million as compared to $0.6 million for the first quarter of 2012. Revenues increased by $0.3 million related to reimbursable costs from the Company’s four active government funded programs most notably its ThermoVax™ thermostability technology grant focused on a novel method of rendering aluminum salt adjuvanted vaccines stable at elevated temperatures.

Soligenix’s net (loss) for March 31, 2013 was $1.1 million, or $(0.10) per share, as compared to $1.4 million, or $(0.13) per share, for the first quarter ended March 31, 2012, representing a decreased loss of $0.3 million. The decreased loss is primarily related to increased government funded grant activity and an overall reduction in operating expenses.

Research and development expenses for the quarter ended March 31, 2013 were $0.8 million as compared to $0.9 million for the same period in 2012. General and administrative expenses for the quarter ended March 31, 2013 were $0.5 million, compared to $0.7 million for the same period in 2012. Overall operating decreased by $0.3 million primarily due to the Company’s continued efforts to manage expenses.

As of March 31, 2013, the Company’s cash position was $2.6 million.

Christopher J. Schaber, PhD, President and Chief Executive Officer of Soligenix stated, “We continue to make steady progress in both our BioTherapeutics and Vaccine/BioDefense business segments.  We have expanded our product pipeline through a worldwide exclusive collaboration with Intrexon Corporation that will focus on the joint development of a treatment for Melioidosis, a high priority biothreat and an area of unmet medical need.  In response to an invitation from the Biomedical Advanced Research and Development Authority (BARDA), we submitted a contract proposal to support the development of OrbeShield™ for the treatment of gastrointestinal acute radiation syndrome (GI ARS), which if awarded, has the potential to be a multi-million dollar contract. In addition, we have received Food and Drug Administration (“FDA”) clearance of our Investigational New Drug (“IND”) application for SGX942 in oral mucositis.”

Soligenix’s Key Highlights:

•
On May 1, 2013, the Company announced a worldwide collaboration with Intrexon Corporation to jointly develop a treatment for Melioidosis, a potentially lethal disease caused by the Gram-negative bacteria Burkholderia pseudomallei, which is endemic in Southeast Asia and Northern Australia.  It is also considered a high-priority biodefense threat as defined in the 2012 Public Health Emergency Medical Countermeasures Enterprise (PHEMCE) Strategy established by the US Department of Health and Human Services (DHHS) with the potential for widespread dissemination through aerosol.  Under this collaboration with Intrexon, Soligenix intends to develop and commercialize human monoclonal antibody therapies using Intrexon’s advanced human antibody discovery, isolation and production technologies.

•
On March 27, 2013, the Company announced that the FDA had completed its review and cleared the IND application for SGX942 for the treatment of oral mucositis resulting from radiation and/or chemotherapy treatment in head and neck cancer patients. Clearance of the IND allows Soligenix to initiate a Phase 2, randomized, double-blind, placebo-controlled, dose-escalating clinical study of SGX942 in patients being treated for head and neck cancer.  The trial is expected to be initiated in the second half of 2013.

•
On March 19, 2013, the Company announced significant progress on ThermoVax™, its proprietary vaccine thermostabilization technology.  Recent studies have indicated the potential for high temperature stability for a minimum of six months and increased potency of subunit vaccines formulated with ThermoVax™.  These studies have been conducted with the Company’s proprietary ricin toxin vaccine (RiVax™) and anthrax vaccine (VeloThrax™) as part of a continuing program to evaluate the effectiveness of protein subunit vaccines to withstand extremes of temperature and other environmental stress conditions.

•
On February 20, 2013, the Company announced the submission of a full contract proposal to BARDA, Division of Chemical, Biological, Radiological and Nuclear (CBRN) Medical Countermeasures. This submission supports a potential multi-year, multi-million dollar contract to develop OrbeShield™ as a medical countermeasure (MCM) for the treatment of GI ARS.

•	On January 29, 2013, the Company announced that its OrbeShieldTM development program for the treatment of GI ARS received “Fast Track” designation from the FDA.
•	On January 4, 2013, the Company announced that the FDA completed its review and cleared its IND application for OrbeShieldTM for the mitigation of morbidity and mortality associated with GI ARS.
•
On January 2, 2013, the Company announced that the Office of Orphan Products Development of the FDA granted orphan drug designation to OrbeShieldTM for the prevention of death following a potentially lethal dose of total body irradiation during or after a radiation disaster.

About Soligenix, Inc.

Soligenix is a clinical stage biopharmaceutical company developing products to treat serious gastrointestinal diseases where there remains an unmet medical need, as well as developing several biodefense vaccines and therapeutics. Soligenix is developing proprietary formulations of oral BDP (beclomethasone 17,21-dipropionate) for the prevention/treatment of gastrointestinal disorders characterized by severe inflammation, including pediatric Crohn’s disease (SGX203), acute radiation enteritis (SGX201) and chronic Graft-versus-Host disease (orBec®), as well as developing its novel innate defense regulator (IDR) technology for the treatment of oral Mucositis (SGX942).

Through its BioDefense Division, Soligenix is developing countermeasures pursuant to the Biomedical Advanced Research and Development Authority (BARDA) Strategic Plan of 2011-2016 for inclusion in the US government’s Strategic National Stockpile. Soligenix’s lead biodefense products in development are a recombinant subunit vaccine called RiVax™, which is designed to protect against the lethal effects of exposure to ricin toxin and VeloThrax™, a vaccine against anthrax exposure. RiVax™ has been shown to be well tolerated and immunogenic in two Phase 1 clinical trials in healthy volunteers. Both RiVax™ and VeloThrax™ are currently the subject of a $9.4 million National Institute of Allergy and Infectious Diseases (NIAID) grant supporting development of Soligenix’s new vaccine heat stabilization technology known as ThermoVax™. Soligenix is also developing OrbeShield™ for the treatment of gastrointestinal acute radiation syndrome (GI ARS) under a $600,000 NIAID Small Business Innovation Research (SBIR) grant. OrbeShieldTM has previously demonstrated statistically significant preclinical survival results in two separate canine GI ARS studies funded by the NIH.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release contains forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes," "intends," "potential," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. Soligenix cannot assure you that it will be able to successfully develop or commercialize products based on its technology, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats conducting preclinical and clinical trials of vaccines, obtaining regulatory approvals and manufacturing vaccines, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further funding to support product development and commercialization efforts,  including  grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that it will be able to compete with larger and better financed competitors in the biotechnology industry, that changes in health care practice,  third party reimbursement limitations and Federal and/or state health care reform initiatives will not negatively affect its business,  or that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program. These and other risk factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Joe Warusz, CPA
Acting Chief Financial Officer
(609) 538-8200 | www.soligenix.com

Soligenix, Inc.
29 Emmons Drive, Suite C-10
Princeton, NJ 08540